This document is a supplement to the Allstate® Guaranteed Lifetime Income annuity prospectus. Please review and retain this supplement with your current prospectus.

Allstate Life Insurance Company

Supplement dated May 2, 2008,

to

Prospectuses dated April 14, 2008

The prospectus is revised as follows:

On page 14, the Example of Benefit Payment Calculation is deleted and replaced with the following:

Example of Benefit Payment Calculation

Assume that your Certificate Anniversary is January 15, 2008. The Benefit Base on this date is equal to $110,000; the Maximum Annual Withdrawal is equal to $5,500; and the Fund Account value is equal to $3,000. You have not taken any withdrawals from the Fund Account in this Certificate Year.

Now assume that on March 15, 2008, you take an Eligible Withdrawal of $3,000. Your Fund Account value is now $0 and the Certificate moves into the Payout Phase. Your Benefit Payment Start Date is March 15, 2008.

Each Benefit Payment in this Certificate Year will be $550.00. To determine this amount, divide the Maximum Annual Withdrawal ($5,500) by 10.

Each Benefit Payment in subsequent Certificate Years (beginning on January 15, 2009) will be $458.33, which is the Maximum Annual Withdrawal ($5,500) divided by 12.